Exhibit 99.(h)(1)

FORM OF FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of                       , 2008 by and between Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (the “Administrator”), and PowerShares India Exchange-Traded Fund Trust, a Massachusetts business trust (the “Fund”).

WITNESSETH:

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide for the portfolios identified on Appendix A hereto, as amended from time to time (each, a “Series”), certain services described herein, and the Administrator is willing to provide such services as set forth below;

WHEREAS, the Administrator understands and acknowledges that the Fund operates through a wholly-owned subsidiary in Mauritius and agrees to perform such tasks and services with respect to such entity as may be necessary in providing any services or fulfilling any responsibilities listed in this agreement or any appendix thereto.

NOW, THEREFORE, in consideration of the mutual promises and agreement herein contained, the parties hereto agree as follows:

1.                                      Appointment of Administrator.  The Fund hereby appoints the Administrator to act as its administrative agent and accounting agent for the term of this Agreement to perform the services described herein, and the Administrator accepts such appointment.

2.                                      Delivery of Documents.  The Fund will on a continuing basis provide the Administrator with:

2.1           resolutions of the Fund’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2           a copy of the Fund’s most recent registration statement;

2.3           copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements;

2.4           a copy of the Fund’s valuation procedures;

2.5           a copy of the Fund’s Declaration of Trust and By-laws;

2.6           any other documents which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7           copies of any and all amendments or supplements to the foregoing.

3.             Duties as Administrator.  Subject to the supervision and direction of the Fund’s Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto.  Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time.  In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”).  It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith, except as provided herein.  The Administrator shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1           Books and Records.  The Administrator will maintain and retain such books and records as required by the 1940 Act, including but not limited to Rules 31a-1 and 31a-2 under the 1940 Act, and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement.  The Administrator will maintain such other books and records as requested by the Fund and received by the Administrator.  The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator.  The Administrator acknowledges that the books and records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon request and made available for inspection by the Fund, the investment adviser or the SEC at reasonable times.  In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2           In performing all services under this Agreement the Administrator shall act in accordance with the Fund’s Declaration of Trust, By-laws, investment policies and restrictions as set forth in the Fund’s registration statement and the 1940 Act, as may be amended from time to time.

4.             Duties of the Fund.  The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement the Fund or an Authorized Person (as defined below) shall promptly notify the Administrator as to the accrual of liabilities of the Fund, including liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund or an Authorized Person (as defined below).  Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations.

5.             Instructions.

5.1           The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reasonable reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties, except for any damages, losses or expenses resulting from the Administrator’s willful malfeasance, bad faith or negligence.  A list of persons so authorized by the Fund’s Board of Trustees (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2           Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized in writing.  Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board of Trustees to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3           Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4           With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions reasonably taken in reliance on inaccurately stated, illegible or unauthorized telefax, instructions.  The Administrator shall promptly notify the Fund about any illegible or unclear telefax instructions.

5.5           Instructions given orally will not be confirmed in writing  and the lack of such confirmation shall in no way affect any action reasonably taken by the Administrator in reliance upon such oral Instructions.  The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.             Expenses and Compensation.  For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time.  In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket disbursement schedule as may from time to time be agreed upon in writing by the Fund and the Administrator.  The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.             Standard of Care.  The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.             General Limitations on Liability.  The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures except to the extent any loss or damage to a Fund was caused by Administrator’s failure to take commercially reasonable steps to minimize the amount of loss or damage sustained by the Fund as a result of such telecommunications, equipment or power failure.  The Administrator shall incur no liability with respect to any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D), provided that any decision of Administrator to use such postal or courier service or third-party information provider was reasonable under the circumstances.

8.1           The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1.       any Sovereign Event.  A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2.       any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3.       any provision of any order or judgment of any court of competent jurisdiction except to the extent any loss or damage to a Fund was caused by Administrator’s failure to take commercially reasonable steps to minimize the amount of loss or damage by the Fund as a result of such causes of events.

8.2           The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except any damages, losses or expenses resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties.

8.3           In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses but the Administrator shall indemnify the Fund against direct money damages arising out of the Administrator’s own negligence or willful misconduct.

9.             Specific Limitations on Liability.  In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services  set forth on Appendix B hereto.

9.1           Portfolio Compliance Monitoring.  The compliance monitoring of the investments of the Fund with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered an indication of possible non-compliance with the investment restrictions and policies of the Fund rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous.  The Administrator has no discretion over the Fund’s assets or choice of investments and shall not be liable for issues relating to such investment decisions.  In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data that CRD (as defined in Appendix B hereof) or any other compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2           Liability for Fund Accounting Services.  Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any losses, damages and expenses suffered by the Fund and its shareholders in connection with such recalculation.  The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.

9.2.1.       The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct.  The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed  only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of the Fund or greater than or equal to 1/2% of the total net assets of the Fund.

9.2.2.       The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of the Fund and those sources listed on Appendix D), or (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources or (c) errors in the computation of NAV as a result of relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator.  For purposes of clause (i) above, receipt by the Administrator in its capacity as custodian of Fund assets shall constitute receipt by the Administrator.

9.2.3.       In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders.  It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10.           Indemnification.  The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties, in good faith, under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.  The provisions of this Section 10 shall survive the termination of this Agreement.

11.                                 Reliance by the Administrator on Opinions of Counsel. The Administrator may consult with the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Fund shall indemnify the Administrator against and save the Administrator harmless from any loss, damage or expense, or reasonable attorneys fees arising from any action reasonably taken or omitted to be taken by the Administrator in good faith in accordance with the written advice or opinion of counsel for the Fund.

12.                                 Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section 12.

12.1                           This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which as a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. Notwithstanding the foregoing, the Fund may terminate this Agreement without cause and for any reason upon sixty (60) days prior written notice to the Administrator. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2                           Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all books and records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund books and records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all books and records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the  Administrator is under no further obligation to ensure that books and records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13.                                 Confidentiality and Privacy. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

In the course of carrying out its obligations under this Agreement. Administrator shall maintain physical, procedural and electronic safeguards to protect information regarding the Fund and its investors that Administrator has obtained or to which the Administrator has gained access.

14.                                 Tape-recording. The parties consent to the recording of any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund or the Administrator, as the case may be, in writing. The parties further agree to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15.                                 Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16.                                 Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17.                                 Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18.                                 Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The Fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19.                                 Notices. Notices and other writings delivered or mailed postage prepaid and addressed to the Fund at PowerShares India Exchange-Traded Fund Trust, 301 West Roosevelt Road, Wheaton, IL 60187 or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention:  Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.                                 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.                                 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22.                                 Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23.                                 Authorization. The Fund hereby represents and warrants that the Fund’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of its shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. No action by the Trustees or authorized officers in connection with the authorization, execution or delivery of this Agreement shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

PowerShares India Exchange-Traded Fund Trust

By:
Name:
Title:
Date:

APPENDIX A

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

SERIES

PowerShares India Portfolio

PowerShares India Exchange-Traded Fund Trust

By:
Name:
Title:
Date:

A-1

APPENDIX B

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

Fund Accounting Services

The Administrator will provide the following fund accounting services to the portfolios identified in Appendix A (the “Portfolio”) each day that such Portfolio and the New York Stock Exchange Arca, Inc. (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting. Such fund accounting services shall include the preparation and maintenance of books and records as required by Rule 31a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Transaction Processing and Review. The Administrator shall input and reconcile the Portfolio’s investment activity including with respect to:

•                  Investment taxlots

•                  Income

•                  Dividends

•                  Principal paydowns

•                  Capital activity

•                  Expense accruals

•                  Cash activity

•                  Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Portfolio against the records of the Custodian:

•                  Securities and other financial instruments holdings

•                  Cash including cash transfers, fees assessed and other investment related cash transactions

•                  Trade settlements

Securities Pricing. The Administrator shall update each security position of the Portfolio as to the following:

•                  Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•                  Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•                  Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to the Portfolio:

•                  Amortization/accretion at the individual tax lot level

•                  General ledger entries

•                  Book value calculations

•                  Trade Date accounting

•                  Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

•                  Broker Net Trades Report

•                  Open subscriptions/redemptions report

•                  Transactions/securities journal

•                  Oversee and review calculation of fees paid to the Fund’s investment adviser, custodian and transfer agent

Business Continuity Plan. The Administrator shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances (the “Disaster Recovery Plan and Back-Up System”). The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Appendix B arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Administrator has established and is maintaining the disaster recovery plan and back-up system, or if not, that such delay or failure would have occurred even if the Administrator had established and was maintaining the disaster recovery plan and back-up system. Upon the occurrence of any such delay or failure the Administrator shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

Portfolio Compliance Monitoring Services

The Administrator shall perform the following compliance monitoring services with respect to the investments of the Portfolio on each Business Day unless otherwise specified (“Portfolio Compliance Monitoring Services”):

•                  Post trade date monitoring of the Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund

•                  Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly

•                  Post trade date monitoring of the Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

•                  Rule 17g-1 monitoring shall be performed monthly as requested

•                  Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•                  Post trade date monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•                  The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•                  Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•                  Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•                  Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator

•                  Provide quarterly as of date testing of portfolios to assist the Fund’s investment adviser in complying with Internal Revenue Code rules and regulations as described in Exhibit A, the requirements of the 1940 Act and Fund prospectus and statement of additional information policies and limitations.

The Administrator shall perform the following additional compliance monitoring services with respect to the Portfolio once each Business Day:

•                  Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report  (“Daily Summary Reporting”)

The Administrator shall provide certifications to the Fund’s CCO as to the Administrator’s Rule 38a-1 policies and procedures.

Financial Reporting Services

•                  The Administrator shall accumulate information for and prepare

•                  Within a 60-day production cycle, one annual, one semi-annual shareholder report for the Fund per fiscal year and any financial information required by Form N-1A and such other Forms or filings as may be mutually agreed upon, such preparation includes the coordination of all printer, reviewer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•                  one annual report and one semi-annual report on Form N-SAR and coordinate appropriate sign-off for printing. In addition, coordinate the dissemination of such reports with the printer and Transfer Agent to Automatic Data Processing, Inc. (“ADP”) for shareholder mailing.

•                  one first fiscal quarter report and one third fiscal quarter report on Form N-Q

•                  one annual Rule 24f-2 Notice

•                  Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall file such reports as required, including any applicable executed officer certifications or other exhibits

The Administrator shall provide the following additional services as requested by the Fund:

•                  Quarterly calculation and reporting of the Portfolio’s portfolio turnover

•                  Preparation of the following quarterly reports for the Fund’s Board of Trustees (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

Assistant Treasurer Services

The Administrator shall perform the following services as requested by the Fund’s Treasurer:

•                  Prepare and obtain authorization of Fund monthly unitary expense.

•                  Prepare a monthly expense pro forma of Fund expenses (i.e. reconciled unitary fee).

•                  Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer:

•                  Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

•                  Prepare fiscal year end and excise tax distribution calculations;

•                  Prepare monthly, quarterly and annual income distributions as described in the Portfolio’s prospectus

•                  Prepare tax-related ROCSOP entries for fund accounting purposes

•                  Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•                  Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

•                  Prepare shareholder year-end tax information

•                  Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•                  Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)

•                  Prepare wash sales calculations and other differences required for tax purposes

•                  Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•                  Provide tax research as requested

The Administrator shall provide the following additional tax support services to the Fund:

•                  Prepare and maintain tax accruals for convertible preferred stock investments

•                  Prepare available tax equalization schedules

•                  Prepare Form 1099 reporting for the Fund’s Independent Trustees

Corporate Secretarial Services

The Administrator shall perform the following secretarial services for the Fund:

•                  Monitor good standing of the Fund in its state of organization as may be required

•                  Provide an “Assistant Secretary” who may be approved as an officer of the Fund by the Board of Trustees

•                  Maintain calendar for Board matters/approvals

•                  Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Trustees and such other persons as instructed by Authorized Persons of the Fund

•                  Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings. In the event that the Administrator is asked to perform secretarial services for more than four quarterly Board or Audit Committee meetings per calendar year, the Fund will be assessed special meeting fees. Fees may range between $2,500 and $10,000 per meeting, depending upon the complexity of the meeting materials and discussion and the location of the meeting. Subject to the policies of the Fund, out-of-pocket expenses associated with the production and mailing of all Board and committee meeting materials, as well as travel expenses associated with in-person attendance at meetings, will be charged to the Fund.

•                  In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Regulatory Support Services

The Administrator shall perform the following regulatory services for the Fund:

•                  Maintain calendar for all regulatory matters

•                  Prepare all required annual updates to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund and Independent Trustee counsel and independent auditors)

•                  Prepare and file up to four supplements (“Stickers”) to the Fund’s registration statement per calendar year  and coordinate the printing with the client’s printer

•                  File the fidelity bond with the SEC

•                  Assist the Fund in preparing one annual Form N-PX filing per calendar year and file the same with the SEC

•                  Prepare and file one annual report and one semi-annual report on Form N-CSR

•                  Review and comment on shareholder reports

•                  Assist in monitoring regulatory proposals and changes that may affect the Fund

•                  Prepare registration statements for new portfolios/classes as requested

•                  Prepare or assist with preparation of shareholder meeting materials

•                  Assist with handling regulatory examinations

Transfer Agency Services

The Administrator shall perform the following transfer agency services:

I.                                         Issuance and Redemption of aggregations of shares known as Creation Units. It is agreed and understood that the Fund, and the Administrator on the Fund’s behalf, shall issue and redeem Creation Units, as identified in the Fund’s registration statement, of the Fund to and from such persons as are identified by the Fund as “Authorized Purchasers” or “Authorized Participants.”

A.          Pursuant to such purchase orders that the Administrator and Transfer Agent, Brown Brothers Harriman & Co, shall receive from AIM Distributors, Inc. (“Marketing Agent”) and pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Fund, the Administrator and Transfer Agent shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”). Pursuant to such orders, the Administrator and Transfer Agent, will register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a unitholder (each a “Authorized Participant”) of the Fund and deliver the Creation Units of the Fund.

B.            Pursuant to such redemption orders that Administrator and Transfer Agent, Brown Brothers Harriman & Co, shall receive from the Distributor, AIM Distributors Inc, pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Fund, the Administrator shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund. Included in the delivery to the Authorized Participants is any balancing cash component.

C.            On behalf of the Fund, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Creation Units shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor.

D.           The Administrator shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Marketing Agent or written notification from any federal or state authority that the sale of the Creation Units has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

E.             Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Marketing Agent in connection with such issuance.

F.             Creation Units may be redeemed in accordance with the procedures set forth in the relevant Authorized Participant Agreement and the Administrator shall duly process all redemption requests.

G.    The Administrator will act only upon Instruction from the Fund and/or the Sponsor in addressing any failure in the delivery of cash, securities and/or Units in connection with the issuance and redemption of Fund Units.

II.                                     Payment of Dividends and Distributions on Fund Units.

A.          As instructed by the Fund, the Administrator shall prepare and make payments for dividends and distributions declared by the Fund.

B.            The Fund shall promptly after the declaration of any dividend or distribution furnish to the Administrator a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions for determining the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which unitholders shall be entitled to payment, the total amount payable to the unitholders and the total amount payable to Administrator as transfer agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution, the date of payment thereof, the record date as of which the unitholders are entitled to payment, and the amount payable per unit to each unitholder as of that date and the total amount payable to Administrator as transfer agent on the payment date.

C.            When dividends or distributions have been declared on a specific periodic basis, the Administrator shall calculate the total dollar amount of the dividend or distribution and notify the Fund of this amount. When instructed by the Fund, the Administrator shall direct the Custodian to place in a separate cash account maintained by the Administrator funds equal to the total cash amount of the dividend or distribution to be paid out. Should the Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Administrator, the Administrator shall advise the Fund and/or the Fund shall either adjust the rate of the dividend or distribution or provide additional cash directly to the Custodian for credit to the separate cash account maintained by the Custodian. When instructed by the Fund, the Administrator shall direct the Custodian to make payment of such dividend or distribution to the account of each unitholder.

D.           Should the Administrator or the Custodian not receive from the Fund sufficient cash to make payment as provided in the immediately preceding Subsection, the Administrator shall notify the Fund, and the Administrator shall withhold payment to the unitholders until sufficient cash is provided to the Custodian and the Administrator shall not be liable for any claim arising out of such withholding.

III.                                 Recordkeeping.

A.          The Administrator shall record the issuance of Fund Creation Baskets and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Fund Creation Baskets that are authorized, issued and outstanding based upon data provided to the Administrator by the Fund or the Sponsor. The Administrator shall also provide the Fund on a regular basis with the total number of Fund Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Units.

B.            Administrator shall record the name and address of the Shareholder, limited to the primary market Authorized Participants and the number of shares of the Fund held by the

Shareholder. The Advisor is to provide the Administrator the appropriate Authorized Participant contact details at the time of execution of the Authorized Participant Agreement.

The Administrator represents and warrants to the Fund that:

It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

PowerShares India Exchange-Traded Fund Trust

By:
Name:
Title:
Date:

APPENDIX C

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

LIST OF AUTHORIZED PERSONS

PowerShares India Exchange-Traded Fund Trust

By:
Name:
Title:
Date:

C-1

APPENDIX D

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

LIST OF AUTHORIZED SOURCES

The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG
RUSSELL/MELLON
EXTEL (LONDON)
FUND MANAGERS
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
REUTERS
SUBCUSTODIAN BANKS
TELEKURS
VALORINFORM (GENEVA)
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
FINANCIAL INFORMATION INC. CARD
JJ KENNY
FRI CORPORATION
MORGAN STANLEY CAPITAL INTERNATIONAL
FT Interactive Data
NASDAQ
The Fund’s Fair Value Pricing Policy/Procedure
The Investment Adviser to the Fund

Other data source:

PowerShares India Exchange-Traded Fund Trust

By:
Name:
Title:
Date:

D-1